UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — August 28, 2006

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
50 Audubon Road
Wakefield, MA 01880
(Address of principal executive offices)
Registrant’s telephone number, including area code: (780) 992-5626
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
(Former name or former address, if changed since last report)

Item 1.01   Entry into a Material Definitive Agreement
On May 30, 2006, the Board of Directors of NUCRYST Pharmaceuticals Corp. (the “Company”) granted 5,000 Restricted Stock Units to Dr. David Poorvin pursuant to its 1998 Equity Incentive Plan (as amended) in connection with Dr. Poorvin’s services as a director of the Company. The terms of the Restricted Stock Unit Award Agreement (the “RSU Agreement”) provide that all of the Restricted Stock Units (“RSUs”) shall vest 100% as of the grant date and shall be subject to the following restrictions:
(a)	1,000 RSUs may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, voluntarily or involuntarily, or by operation of law (each, a “Prohibited Distribution”) until the expiration of the first restricted period, which commences on the date of the grant and ends on the first anniversary of the grant date; and

(b)	none of the remaining 4,000 RSUs may be the subject of a Prohibited Distribution until the expiration of the second restricted period, which commences on the grant date and ends on the date that the individual ceases to be a director of the Company.
The grant date for purposes of the RSU Agreement was May 30, 2006, even though the RSU Agreement was not executed until August 28, 2006. A copy of the RSU Agreement is attached as Exhibit 99.1 and is incorporated into this Item by reference.
Item 9.01   Financial Statements and Exhibits
(d)	Exhibits

99.1 — Restricted Stock Unit Award Agreement dated August 28, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
By:	/s/Carol L. Amelio
Carol L. Amelio
General Counsel and Corporate Secretary

Dated: September 1, 2006